Exhibit 99.1

CONTACTS:

John Ferron

GoAmerica

CFO and COO

jferron@goamerica.com

707-658-4690

Laura Kowalcyk

CJP Communications

lkowalcyk@cjpcom.com

212-279-3115 x209

GOAMERICA® ANNOUNCES SECOND QUARTER 2008 RESULTS

Continues Business Integration and Synergistic Revenue Growth

HACKENSACK, N.J., August 15, 2008 — GoAmerica, Inc. (NASDAQ: GOAM), a provider of relay and wireless communications and professional interpreter services for deaf, hard-of-hearing, and speech-impaired persons, today announced unaudited results for the quarter ended June 30, 2008 and the filing of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”).

Total revenue for the three months ended June 30, 2008 was $30.6 million, compared to $4.3 million for the three months ended June 30, 2007, and total revenue for the six months ended June 30, 2008 was $59.7 million, compared to $8.6 million for the six months ended June 30, 2007. The revenue growth is primarily attributable to the Company’s first quarter purchase of the telecommunications relay services business of Verizon and its merger with Hands on Video Relay Services, Inc., as well as organic growth in the Company’s video relay services business.

Income from operations for the three months ended June 30, 2008 was approximately $1.2 million compared with a loss from operations of $810,000 for the three months ended June 30, 2007. Income from operations, when adjusting for approximately $2.0 million of non-cash employee compensation charges and integration costs related to the acquisitions, was $3.2 million for the three months ended June 30, 2008. Net loss for the three months ended June 30, 2008 was approximately $201,000 compared with a net loss of $786,000 for the three months ended June 30, 2007. Net loss available to common stockholders, when taking into account the $813,000 of accrued preferred stock dividends, was $1.0 million, or $0.11 per common share, for the three months ended June 30, 2008 compared with a net loss $786,000, or $0.36 per common share, for the three months ended June 30, 2007.

Income from operations for the six months ended June 30, 2008 was approximately $3.4 million compared with a loss from operations of $1.5 million for the six months ended June 30, 2007. Net income for the six months ended June 30, 2008 was approximately $357,000 compared with a net loss of $1.6 million for the six months ended June 30, 2007.

Cash provided from operations, when adjusting for the effects of the transactions, was $1.8 million, principally resulting from income from operations. Capital expenditures for the six months ended June 30, 2008 were $1.5 million, used primarily to fund capacity expansion and call center operations.

As of June 30, 2008, GoAmerica had approximately $24.4 million in unrestricted cash and cash equivalents as well as $0.5 million in restricted cash. Additionally, the Company has $15.0 million of borrowing capacity under its revolving line of credit.

“Today’s results demonstrate our continued emphasis on operational performance while maintaining our focus on integration activities, building operational capacity, and delivering a high quality of service to our customers,” said John Ferron, CFO and COO of GoAmerica.

“Strategically, the company is where we wanted to be at this point in the year,” said Dan Luis, CEO of GoAmerica. “Our focus on integration continues at a rapid pace, our management team is in place, and we’re excited about creating an operational platform that will enable us to continue to grow capacity and services, as we strive to be the preferred communications provider to the communities we serve.”

Summary of Recent Activities

— On June 26, 2008, the Company became the first relay provider in the nation to complete a video call between a hearing person and a deaf person using a real, 10-digit phone number. For more information and call transcripts, visit www.goamerica.com/10digit.

— On July 1, 2008, the Company announced it had merged with two of the nation’s premier sign language interpreting services firms: Sign Language Associates (SLA) and Visual Language Interpreting (VLI), both of which are based in the Washington, D.C. metro area. The SLA and VLI transactions made GoAmerica the nation’s leading provider of on-site sign language interpreting services, and will provide broader access to Video Remote Interpreting (VRI) services for its customers. The transactions also expand the availability of certified, high-quality interpreters and transcriptionists for the Company’s other products and services.

— On July 7, 2008, the Company provided attendees of the 49th biennial National Association of the Deaf (NAD) Conference with the first public demonstration of the upcoming Hands On VRS® Mobile Video Phone™ (MVP™) and VideoSign software.

— On July 11, 2008, the Company named Ahmet Corapcioglu as its Chief Information Officer. As Chief Information Officer, Mr. Corapcioglu is responsible for upgrading the Company’s network and technology infrastructure to ensure a best-of-breed service in order to enhance our customers’ experience. Mr. Corapcioglu most recently served as Partner, IBM, Global Services and previous to that was Vice President, Information Technology, Qwest Communications.

— On August 11, 2008, the Company announced the appointment of Kathleen Abernathy to its Board of Directors. Ms. Abernathy is currently a partner with Akin

Gump Strauss Hauer & Feld LLP. From June 2001 to December 2005, she served as commissioner to the Federal Communications Commission. Prior to that time, Ms. Abernathy was Vice president, Public Policy at Broadband Office Communications, Inc., a provider of commercial communications services and director of Frontier Communications, Inc.

“We are now positioned to be the leading, end-to-end service provider to the deaf and hard of hearing community,” said Ed Routhier, President and Vice-Chairman of GoAmerica. “The additions of SLA and VLI diversify our revenue and service offerings, but equally important, they strengthen our position as the employer of choice, offering interpreters who join our company greater diversity in the practice of the profession.”

About GoAmerica

GoAmerica is one of the nation’s largest providers of communication services for the deaf, hard of hearing, and speech-disabled communities. As a leading provider of onsite interpreting services, video relay and text relay services, and video remote interpreting, the Company delivers a wide array of options designed to meet the varied communication needs of its customers. The Company’s vision is to improve the quality of life of its customers by being their premier provider of high quality, innovative communication services that break down communications barriers. For more information on the Company or its services, visit http://www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717, Internet Relay by visiting http://www.i711.com or http://www.ip-relay.com, or video phone by connecting to hovrs.tv.

Safe Harbor

The statements contained in this news release that are not based on historical fact — including statements regarding the anticipated results of the transactions described in this press release — constitute “forward-looking statements” that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “estimate”, “anticipate”, “continue”, or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our ability to integrate the businesses and technologies we have acquired; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to generate revenue growth; (vi) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (vii) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to “GoAmerica”, the “Company” or “We”, or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries.

“GoAmerica”, the “GoAmerica” logo, “i711”, and the “i711.com” logo, “Relay and Beyond”, and “Hands On VRS” are registered trademarks of GoAmerica. “i711.com”, “i711 Wireless”, “Mobile Video Phone”, and “MVP” are trademarks and service marks of GoAmerica. Other names may be trademarks of their respective owners.

GOAMERICA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$24,410	$2,368
Accounts receivable, net	13,390	1,960
Merchandise inventories, net	303	206
Prepaid expenses and other current assets	1,476	220

Total current assets	39,579	4,754

Goodwill	61,194	6,000
Identifiable intangible assets, net	58,586	—
Other assets	8,189	7,544

Total assets	$167,548	$18,298

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,176	$1,285
Accrued expenses	11,371	3,623
Deferred revenue	40	94
Loan payable	—	3,532
Current portion of long term debt	400	—
Other current liabilities	124	88

Total current liabilities	16,111	8,622

Long term debt less current portion, net of discount of $2,170 at June 30, 2008	67,230	—
Other liabilities	1,909	124

Stockholders’ equity	82,298	9,552

	$167,548	$18,298

GOAMERICA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Relay services	$29,861	$3,834	$57,704	$7,494
Interpreting	627	—	1,261	—
Other	161	471	747	1,118

	30,649	4,305	59,712	8,612

Costs and expenses:
Cost of relay services	16,528	2,670	31,635	5,075
Cost of interpreting	681	—	1,239	—
Cost of other	242	476	894	949
Sales and marketing	3,531	479	5,712	1,003
General and administrative	6,108	1,257	11,972	2,613
Research and development	565	143	1,411	257
Depreciation and amortization	227	90	430	163
Amortization of intangible assets	1,601	—	3,030	—

	29,483	5,115	56,323	10,060

Income (loss) from operations	1,166	(810)	3,389	(1,448)

Other income (expense):
Settlement losses	—	—	—	(162)
Gain on interest rate cap agreement	241	—	241	—
Interest income (expense), net	(1,608)	24	(3,273)	59

Total other income (expense), net	(1,367)	24	(3,032)	(103)

Income (loss) before income taxes	(201)	(786)	357	(1,551)

Income tax provision	—	—	—	—

Net income (loss)	(201)	(786)	357	(1,551)

Preferred dividends	(813)	—	(1,527)	—

Net loss applicable to common stockholders	$(1,014)	$(786)	$(1170)	$(1,551)

Loss per common share:
Basic	$(0.11)	$(0.36)	$(0.13)	$(0.70)

Diluted	$(0.11)	$(0.36)	$(0.13)	$(0.70)

Weighted average shares outstanding
Basic and Diluted	9,159,071	2,204,097	9,152,203	2,203,793